THE CLOROX COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN
(January 1, 1996)

Amended and Restated through March 3, 1997


ARTICLE I.
PURPOSE

     This Plan is designed to restore to selected employees of The Clorox Company and its affiliates certain benefits that cannot be provided under The Clorox Company's tax-qualified retirement plans. In addition, this Plan permits selected employees to defer bonuses and regular pay.

     This Plan is intended to be a plan that is unfunded and that is maintained by The Clorox Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act.


ARTICLE II.
DEFINITIONS

     In this Plan, the following terms have the meanings indicated below.

     2.01 "Account" means a bookkeeping entry used to record deferrals and contributions made on a Participant's behalf under Article III of the Plan and gains and losses credited to these deferrals and contributions under Article IV of the Plan.

     2.02 "Affiliate" means an entity other than the Company whose employees participate in the Value Sharing Plan and/or the Pension Plan.

     2.03 "Beneficiary" means the person or persons, natural or otherwise, designated in writing, to receive a Participant's vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant's Beneficiary designation will be made pursuant to such procedures as the Committee may establish, and delivered to the Committee before the Participant's death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee may establish.
If the Committee has not received a Participant's Beneficiary designation before the Participant's death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant's vested Account will be distributed to the Participant's spouse if surviving at the Participant's death, or if there is no such spouse, the Participant's estate.

     2.04 "Bonus" means one or more cash bonuses designated from time to time by the Committee as eligible for deferral under this Plan. As of January 1, 1996, the term Bonus includes the following bonuses payable (but for any deferral election) after July 1, 1996: Cash-or-Deferred Value Sharing Bonus, and/or an award under The Clorox Management Incentive Compensation Plan and/or a Sales Added Compensation Bonus and/or a Mid Level Incentive Bonus.

     2.05     "Committee" means the Company's Employee
Benefits Committee or another group appointed by the Employee Benefits and Management Compensation Committee of the Company's Board of Directors. The Committee has full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee's full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

     2.06     "Company" means The Clorox Company.

     2.07 "Eligible Employee" means an employee of the Company or of an Affiliate who has been selected by the Committee for Plan participation and who, except as provided in Section 3.01(c), has confirmed his or her participation in writing with the Committee before the calendar year in which deferrals and/or restoration contributions under this Plan are made on that employee's behalf.

     o An individual will cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to be employed by the Company and all Affiliates, (ii) the date the Plan is terminated, or (iii) the date the individual is notified by the Committee that he or she is no longer an Eligible Employee.

     o For purposes of the restoration contributions described in Section 3.02 of this Plan, an employee who terminates employment with the Company and all Affiliates before July 1, 1996 will not be an Eligible Employee, unless and until he or she is rehired by the Company or an Affiliate and designated by the Committee as an Eligible Employee.



     o For purposes of the deferrals described in Section 3.01 of this Plan, an employee who terminates employment with the Company and all Affiliates before January 1, 1996 will not be an Eligible Employee, unless and until he or she is rehired by the Company or an Affiliate and redesignated by the Committee as an Eligible Employee.

     2.08 "Mid-Year Entrant" means an individual (i) who has never been a Participant and (ii) who is first notified that he or she has been selected for Plan participation during the calendar year in which his or her Plan participation will begin.

     2.09     "$150,000 Limit" means the $150,000 (indexed)
limit of Internal Revenue Code Section 401(a)(17), which limits the compensation that can be taken into account when determining benefits under a tax-qualified retirement plan.

     2.10 "Participant" means a current or former Eligible
Employee who retains an Account.

     2.11 "Pension Plan" means The Clorox Company Pension Plan, as amended from time to time. "Pension Plan Year" means the plan year defined in the Pension Plan and "Cash Balance Contribution" means a cash balance contribution as defined in the Pension Plan.

     2.12 "Plan" means The Clorox Company Nonqualified Deferred
Compensation Plan, as amended from time to time.

     2.13 "Regular Pay" means the pre-tax amount of an Eligible Employee's base salary. Regular Pay is determined on a "paycheck by paycheck" basis and does not include amounts paid before January 1, 1997.

     2.14 "Termination of Employment" means termination of employment with the Company and all Affiliates, other than by reason of death.

     2.15     "Value Sharing Plan" means The Clorox Company
Value Sharing Plan, as amended from time to time. "Value Sharing Plan Year" means the plan year defined in the Value Sharing
Plan and "Value Sharing Contribution" means a Value Sharing Contribution (including forfeitures) as described in the Value Sharing Plan. Before June 30, 1996, The Clorox Company Value Sharing Plan was called The Clorox Company Profit Sharing Plan, Value Sharing Contributions were called Profit Sharing Contributions, and the Value Sharing Plan Year was known as the Profit Sharing Plan Year.




ARTICLE III.
DEFERRALS AND CONTRIBUTIONS

     3.01 Deferrals. An Eligible Employee may defer up to 50% of his or her Regular Pay and up to 100% of each Bonus for which he or she is eligible by submitting a written election to the Committee that satisfies such requirements, including such minimum deferral amounts, as the Committee may determine. Participants will be 100% vested in these deferrals.

          (a) Elections. For each calendar year, an Eligible Employee may make three separate deferral elections: an election to defer Regular Pay, an election to defer his or her Cash-or-Deferred Value Sharing Bonus (if any), and an election to defer all other types of Bonus (if any). Each such election must be made before the calendar year in which the Regular Pay and/or Bonus is scheduled to be paid and, with respect to a Bonus, no less than 6 months before scheduled payment of the Bonus. Elections will remain in effect for one calendar year.

          (b) Late Election. If an Eligible Employee does not make a timely election for an upcoming calendar year, no deferral will be made on behalf of that Eligible Employee with regard to that election for that upcoming calendar year.

          (c) Initial Election. Notwithstanding the timing provisions in paragraphs (a) and (b) above, within 30 days after the date that a Mid-Year Entrant is first notified that he or she is eligible to participate in the Plan or within 30 days after the initial effective date of the Plan, a Mid-Year Entrant may elect to defer (i) Regular Pay for services to be performed subsequent to the election and (ii) any Bonus that is scheduled to be paid at least 6 months after the date of the election. These elections will remain in effect until the end of the calendar year for which they were made.

     3.02  Restoration Contributions.  Subject to paragraphs (d),
(e), and (f) below, Accounts will be credited with restoration contributions as described below.

          (a) Value Sharing. The amount of an Eligible Employee's value sharing restoration contribution for a Value Sharing or Profit Sharing Plan Year beginning on or after July 1, 1995 will be equal to the amount by which that Eligible Employee's
Value Sharing or Profit Sharing Contribution (including any
Cash-or-Deferred Value Sharing) for that Value Sharing or
Profit Sharing Plan Year was reduced due to (i) the $150,000
Limit and (ii) amounts (excluding any Cash-or-Deferred Value
Sharing) voluntarily deferred under this Plan.



          (b) Pension. The amount of an Eligible Employee's pension restoration contribution for a Pension Plan Year beginning on or after July 1, 1995 will be equal to the amount by which the Eligible Employee's Cash Balance Contribution for that Pension Plan Year was reduced due to (i) the $150,000 Limit and (ii) amounts voluntarily deferred under this Plan.

          (c) Special Restoration Contributions. Accounts of individuals who are Eligible Employees on July 1, 1996 will be credited with the following special restoration contributions:

               (i)  1994-95 Profit Sharing Plan Contribution.
A special contribution equal to the amount by which the Eligible Employee's Profit Sharing Contribution for the Profit Sharing Plan Year beginning July 1, 1994 was actually reduced due to the $150,000 Limit.

               (ii) 1994-95 Pension Plan Accrual. A special contribution, which is the lump sum equivalent of the amount by which the Eligible Employee's Pension Plan accrual for the Pension Plan year beginning July 1, 1994 was actually reduced due to the $150,000 Limit. This lump sum equivalent amount will be the lump sum present value, as of June 30, 1996, of the pension accrual described in the preceding sentence (expressed as a single life annuity commencing as of the later of: the Eligible Employee's age, as of June 30, 1996 or age 65), where the present value is determined using: the annual rate of interest on 30-year Treasury securities for January, 1996, the applicable mortality table that is specified for use in January 1996 in accordance with Section 417(e)(3)(A)(ii)(I) of the Internal Revenue Code, and the Eligible Employee's age as of June 30, 1996, rounded to years and completed months.

          (d) Crediting. Restoration contributions will be credited to Eligible Employees' Accounts as of the date that the Value Sharing Contributions or the Cash Balance Contributions to which the restoration contributions relate are credited to the Value Sharing Plan or the Pension Plan, as the case may be. Notwithstanding the foregoing, the special restoration contributions described in the preceding paragraph (c) will be credited as of July 1, 1996.

          (e) Vesting. Participants will vest in their restoration contributions at the same percentage rate that they vest in the Value Sharing Contributions or the Pension Plan allocations to which the restoration contributions relate.






          (f)  Restrictions.

               (i) Participation. If an Eligible Employee is not credited with an actual Pension Plan accrual for a given calendar quarter during a Pension Plan Year, that Eligible Employee will not receive a pension restoration contribution under this Plan for that calendar quarter. Similarly, if an Eligible Employee does not receive an actual Value Sharing Contribution for a given Value Sharing Plan Year, that Eligible Employee will not receive a value sharing restoration contribution under this Plan for that year.

               (ii) Eligible Employee. In order to receive a restoration contribution under this Plan with respect to a given Value Sharing Year or calendar quarter of a Pension Plan Year, an individual must have been an Eligible Employee during that Value Sharing Year or during the calendar quarter of the Pension Plan Year, as the case may be, but the individual need not be an Eligible Employee on the date the restoration contribution is actually made. Notwithstanding the foregoing, the requirements of this Section 3.02(f)(ii) will be satisfied with respect to the special restoration contributions described in (c) above if an individual is an Eligible Employee on July 1, 1996.


ARTICLE IV.
EARNINGS

     4.01 Elections. The Committee may permit Participants to request that earnings on their Accounts be credited as though the Accounts were invested in one or more investments approved by the Committee.

     4.02 Interest. To the extent that earnings are not credited as described in Section 4.01 above, the Committee will credit interest to each Account. Interest will be credited quarterly in accordance with procedures approved by the Committee. The interest rate used will be the annual rate of interest on 30-year Treasury securities, as determined in accordance with Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code, for the second month preceding the Company's fiscal year for which the interest is credited. The first quarter for which interest will be credited is the calendar quarter beginning July 1, 1996. Effective January 1, 1997, the interest rate used will be the interest rate then in effect for crediting interest to a Participant's
"account" under the Pension Plan.






ARTICLE V.
DISTRIBUTIONS

     5.01 Distribution Elections. Eligible Employees will elect the manner in which their vested Accounts will be paid out upon Termination of Employment by following the procedures described below, and by satisfying such additional requirements as the Committee may determine.

          (a) Initial Election. Effective November 15, 1996, when an Eligible Employee confirms his or her initial participation in the Plan, as provided in Section 2.07 of the Plan, the Eligible Employee will elect, in writing, which of the distribution options described in Section 5.02 of the Plan will govern payment of the Eligible Employee's entire vested Account upon the Eligible Employee's Termination of Employment.

          (b) Subsequent Elections. Effective November 15, 1996, a Participant may change a distribution election with respect to his or her entire vested Account by submitting the change to the Committee, in writing, at least two calendar years before the Participant has a Termination of Employment. If such a subsequent election is not valid because, for example, it is not made in a timely manner, the Participant's most recent effective distribution election under this Section 5.01 will govern payment of the Participant's entire vested Account upon the Participant's Termination of Employment.

     5.02 Termination of Employment. The vested portion of a Participant's Account will be distributed to the Participant, following the Participant's Termination of Employment, in whichever of the following forms has been properly elected by the Participant, or pursuant to the Plan's default provision if there is no such election:

          (a) Lump Sum. Payment in one lump sum, as soon as administratively practicable (as determined by the Committee) and subject to the timing requirements outlined in paragraph (c), below.

          (b) Installments. Payment in annual installments, not in excess of 10, to begin as soon as administratively practicable (as determined by the Committee) and subject to the timing requirements outlined in paragraph (c), below.

          (c) Timing. Effective November 15, 1996, payments under paragraph (a) or paragraph (b) above, will not be made earlier than 60 days or later than 90 days ("60/90 Day Rule") after whichever of the following dates has been properly elected by the Participant: (i) the date of the Participant's Termination of Employment or (ii) January 1 of the calendar year immediately following the Participant's Termination of Employment. Notwithstanding the foregoing, if a Participant who has selected option (ii) in the preceding sentence has a Termination of Employment on or after January 1 and before November 1, the 60/90 Day Rule will not apply, and the distribution will begin on January 1 of the calendar year immediately following the Participant's Termination of Employment, or as soon as administratively practicable thereafter.

          (d) Default. If, upon a Participant's Termination of Employment, the Committee does not have a proper distribution election on file for that Participant, the vested portion of that Participant's Account will be distributed to the Participant, following the Participant's Termination of Employment, in one lump sum, as soon as administratively practicable (as determined by the Committee), but in no event earlier than 60 days or later than 90 days after the Participant's Termination of Employment.

          (e) Rehire. If a Participant's entire Account has not been distributed and/or the Participant was not 100% vested in his or her Account upon Termination of Employment and the Participant again becomes an Eligible Employee, distributions to the Participant will cease, amounts forfeited (if any) from the Participant's Account will be restored to the extent required to satisfy Section 3.02(e) of the Plan, and the Participant's distribution election under Section 5.01 will remain in effect as though the Participant had not had a Termination of Employment. If a former Participant's entire Account has been distributed and the former Participant was 100% vested in his or her Account upon Termination of Employment, the former Participant will make a new distribution election under
Section 5.01(a), and may make subsequent distribution elections under Section 5.01(b), if the former Participant again becomes an Eligible Employee.

          (f) Subsequent Credits. Amounts, if any, that become payable to a Participant's Account after distributions have begun from that Account, and before the Participant is rehired or dies, will be paid out pursuant to the distribution election in effect for that Participant upon his or her Termination of Employment.

     5.03 Death. If a Participant dies with a vested amount in his or her Account, whether or not the Participant was receiving payouts from that Account at the time of his or her death, the Participant's Beneficiary will receive the entire vested amount in the Participant's Account as soon as administratively practicable (as determined by the Committee) but in no event earlier than 60 days or later than 90 days after the Committee learns of the Participant's death. Amounts, if any, that become payable to a Participant's Account after that Account has been distributed pursuant to this Section 5.03 will be paid to the Participant's Beneficiary as soon as administratively practicable.

     5.04  Withholding.   The Company will deduct from Plan payouts,
or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any deferral or contribution that would otherwise be made to this Plan on behalf of a Participant by a reasonable amount, and to use all or a portion of this reduction to satisfy the Participant's tax liabilities under this Section 5.04.


ARTICLE VI.
MISCELLANEOUS

     6.01 Limitation of Rights. Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity.

     6.02 Satisfaction of Claims. Payments to a Participant, the Participant's legal representative, or Beneficiary in accordance with the terms of this Plan will, to the extent thereof, be in full satisfaction of all claims that person may have hereunder against the Committee, the Company, and all Affiliates, any of which may require, as a condition to payment, that the recipient execute a receipt and release in a form determined by the Committee, the Company, or an Affiliate.

     6.03 Indemnification. The Company and the Affiliates will indemnify the Committee, the Company's Board of Directors, and employees of the Company and the Affiliates to whom responsibilities have been delegated under the Plan for all liabilities and expenses arising from an act or omission in the management of the Plan if the person to be indemnified did not act dishonestly or otherwise in willful violation of the law under which the liability or expense arises.

     6.04 Assignment. To the fullest extent permitted by law, rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

     6.05 Lost Recipients. If the Committee cannot locate a person entitled to payment of a Plan benefit after a reasonable search, the Committee may at any time thereafter treat that person's Account as forfeited and amounts credited to that Account will revert to the Company. If the lost person subsequently presents the Committee with a valid claim for the forfeited benefit amount, the Company will pay that person the amount forfeited.


     6.06 Amendment and Termination. The Company's Board of Directors may, at any time, amend the Plan in writing or terminate the Plan. In addition, the Committee may amend the Plan (other than this Section 6.06) in writing, provided that the amendment will not cause any substantial increase in cost to the Company or to any Affiliate. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant's Beneficiary), adversely affect the Participant's or the Beneficiary's rights and obligations under the Plan with respect to amounts already credited to a Participant's Account. Notwithstanding the foregoing, if the Plan is terminated, the Company's Board of Directors may determine that all Accounts will be paid out.

     6.07 Applicable Law. To the extent not governed by Federal law, the Plan is governed by the laws of the State of California without choice of law rules. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

     6.08 No Funding. The Plan constitutes a mere promise by the Company and the Affiliates to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company and the Affiliates. Plan benefits will be paid from the general assets of the Company and the Affiliates and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or the Affiliates. In all events, it is the intention of the Company, all Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income
Security Act.


     IN WITNESS WHEREOF, The Clorox Company has caused this Plan to be executed by its duly authorized representative on the date indicated below.


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